NEWS RELEASE
January 31, 2008

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC.
EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2007

HIGHLIGHTS:
• Record net earnings for the quarter of $18.146 million, up 7 percent from last year’s fourth quarter.
• Record net earnings year-to-date of $68.603 million, up 12 percent from the same period last year.
• Diluted quarterly earnings per share of $.34, up 6 percent from last year’s fourth quarter.
• Diluted year-to-date earnings per share of $1.28, up 6 percent from the same period last year.
• Stock-based compensation expense of $.01 per share.
• Loans grew by $124 million (14 percent annualized) in the fourth quarter.
• Asset quality continues to remain sound.
• Non-interest income increased $2.211 million, up 16 percent in the fourth quarter.
• Cash dividend of $.13 per share declare, an increase of 8 percent over the prior year fourth quarter.

	Three months		Twelve months
	ended December 31,		ended December 31,
Earnings Summary	(unaudited)	(audited)	(unaudited)	(audited)
($ in thousands, except per share data)	2007	2006	2007	2006

Net earnings	$18,146	$17,030	$68,603	$61,131
Diluted earnings per share	$0.34	$0.32	$1.28	$1.21
Return on average assets (annualized)	1.51%	1.51%	1.49%	1.52%
Return on average equity (annualized)	13.74%	15.01%	13.82%	16.00%

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net earnings of $18.146 million for the fourth quarter, an increase of $1.116 million, or 7 percent, over the $17.030 million for the fourth quarter of 2006. Diluted earnings per share of $.34 for the quarter is an increase of 6 percent over the diluted earnings per share of $.32 for the same quarter of 2006. Net earnings for the fourth quarter of 2007 and 2006 were reduced by $488 thousand, or $.01 per share, and $446 thousand, or $.01 per share, respectively, for stock-based compensation expense. “I can’t thank enough, the 1600 individuals who make up this Company for the remarkable job they did in 2007,” said Mick Blodnick, President and Chief Executive Officer. “They produced record results for the quarter and full year in one of the most challenging banking environments of the past two decades.” Annualized return on average assets and return on average equity for the quarter were 1.49 percent and 13.82 percent, respectively, which compares with prior year returns for the fourth quarter of 1.51 percent and 15.01 percent.

Net earnings for the year ended December 31, 2007 were $68.603 million, which is an increase of $7.472 million, or 12 percent over the prior year. Diluted earnings per share of $1.28 is an increase of 5.8 percent over the $1.21 earned in 2006. Included in 2007 net earnings is a $1.0 million gain (pre-tax gain of $1.6 million) from the January 19, 2007 sale of Western Security Bank’s Lewistown branch, a requirement imposed by bank regulators to complete the acquisition of Citizens Development Company (“CDC”). Also included in 2007 net earnings is approximately $500 thousand of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.’s subsidiaries. Effective with its acquisition on April 30, 2007, North Side State Bank (“North Side”) of Rock Springs, Wyoming was merged into 1st Bank, Glacier Bancorp, Inc.’s subsidiary bank in Evanston, Wyoming. On June 21, 2007, the remaining two CDC subsidiaries, i.e., First National Bank of Lewistown and Western Bank of Chinook, merged to become First Bank of Montana. During the second quarter of 2007, each of the combining CDC bank’s operating systems and First National Bank of Morgan’s operating systems were converted to the core operating system used by Glacier Bancorp, Inc.’s subsidiaries.

The results of operations and financial condition include the acquisition of North Side from May 1, 2007 forward. Cash of $9.0 million and 793,580 shares of the Company’s common stock were issued to North Side shareholders. The following table provides information on selected classifications of assets and liabilities acquired:

North Side
(Unaudited - $ in thousands)	State Bank

Total assets	128,252
Investments	61,360
Fed funds sold	10,100
Net loans	38,773
Non-interest bearing deposits	22,101
Interest bearing deposits	77,467

As reflected on the next table, total assets at December 31, 2007 were $4.82 billion, which is $346 million, or 7.7 percent, greater than the total assets of $4.47 billion at December 31, 2006.

	December 31,	December 31,	$ change from
	2007	2006	December 31,
Assets ($ in thousands)	(unaudited)	(audited)	2006

Cash on hand and in banks	$145,697	136,591	9,106
Investments, interest bearing deposits,
FHLB stock, FRB stock, and Fed Funds	782,236	862,063	(79,827)
Loans:
Real estate	725,854	789,843	(63,989)
Commercial	2,247,303	1,850,417	396,886
Consumer and other	638,378	574,523	63,855
Total loans	3,611,535	3,214,783	396,752
Allowance for loan losses	(54,413)	(49,259)	(5,154)
Total loans net of allowance for losses	3,557,122	3,165,524	391,598
Other assets	332,518	307,120	25,398
Total Assets	$4,817,573	4,471,298	346,275

At December 31, 2007, total loans were $3.612 billion, an increase of $124 million, or 3.6 percent (14 percent annualized) over total loans of $3.487 billion at September 30, 2007 with two loan categories showing increases. Commercial loans grew the most with an increase of $218 million, or 11 percent, followed by consumer loans, which are primarily comprised of home equity loans, increasing by $12 million, or 2.0 percent. Real estate loans have decreased $106 million, or 13 percent from the third quarter of 2007. Total loans increased $397 million, or 12 percent from December 31, 2006. During the year, commercial loans have increased $397 million, or 21 percent, consumer loans grew by $64 million, or 11 percent, while real estate loans decreased $64 million, or 8.1 percent. “We were pleased with the growth in our loan portfolio during this past year,” said Blodnick. “Excluding the loans we acquired in the North Side State Bank acquisition, our organic loan growth was 11 percent - slightly higher than our goal of 10 percent.”

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have decreased $80 million from December 31, 2006, or 9.3 percent, and have declined $22 million, or 2.7 percent, from September 30, 2007. The investment portfolio of North Side was sold immediately after the acquisition was completed with the sale proceeds invested in higher yielding loans. Investment securities at December 31, 2007 represented 16 percent of total assets versus 19 percent the prior year.

	December 31,	December 31,	$ change from
	2007	2006	December 31,
Liabilities ($ in thousands)	(unaudited)	(audited)	2006

Non-interest bearing deposits	$788,087	829,355	(41,268)
Interest bearing deposits	2,396,391	2,378,178	18,213
Advances from Federal Home Loan Bank	538,949	307,522	231,427
Securities sold under agreements to
repurchase and other borrowed funds	401,621	338,986	62,635
Other liabilities	45,390	42,555	2,835
Subordinated debentures	118,559	118,559	-
Total liabilities	$4,288,997	$4,015,155	273,842

Non-interest bearing deposits decreased $41 million, or 5.0 percent, since December 31, 2006 and decreased by $32 million, or 3.9 percent since September 30, 2007. Interest bearing deposits decreased $151 million from September 30, 2007. The December 31, 2007 balance of interest bearing deposits includes $1 million in broker originated CD’s. Since December 31, 2006, interest bearing deposits, excluding a decrease of $172 million in CD’s from broker sources, increased $190 million, or 9 percent. Federal Home Loan Bank (“FHLB”) advances increased $231 million from December 31, 2006 and $287 million from September 30, 2007. The increase in advances is primarily the result of the decrease in CD’s from broker sources to more favorable rates at the FHLB. Repurchase agreements and other borrowed funds were $402 million at December 31, 2007, an increase of $63 million from December 31, 2006, and a decrease of $6 million from September 30, 2007. Included in this latter category are U.S. Treasury auction funds of $216 million at December 31, 2007, an increase of $11 million from September 30, 2007, and an increase of $54 million from December 31, 2006.

	December 31,	December 31,	$ change from
Stockholders' equity	2007	2006	December 31,
($ in thousands except per share data)	(unaudited)	(unaudited)	2006

Common equity	$525,459	$453,074	72,385
Accumulated other comprehensive income	3,117	3,069	48
Total stockholders' equity	528,576	456,143	72,433
Core deposit intangible, net, and goodwill	(154,507)	(144,466)	(10,041)
Tangible stockholders' equity	$374,069	311,677	62,392

Stockholders' equity to total assets	10.97%	10.21%
Tangible stockholders' equity to total tangible assets	8.02%	7.21%
Book value per common share	$9.85	8.72	1.13
Market price per share at end of quarter	$18.74	24.44	(5.70)

Total equity and book value per share amounts have increased $72 million and $1.13 per share, respectively, from December 31, 2006, the result of earnings retention, issuance of common stock in connection with an acquisition, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains or losses on investment securities designated as available for sale, increased $48 thousand from December 31, 2006.

	Three months ended December 31,
Revenue summary	2007	2006
($ in thousands)	(unaudited)	(audited)	$ change	% change
Net interest income
Interest income	$79,117	$73,549	$5,568	8%
Interest expense	30,918	28,200	$2,718	10%
Net interest income	48,199	45,349	2,850	6%

Non-interest income
Service charges, loan fees, and other fees	11,790	10,103	1,687	17%
Gain on sale of loans	3,330	2,867	463	16%
Other income	1,117	1,056	61	6%
Total non-interest income	16,237	14,026	2,211	16%
	$64,436	$59,375	$5,061	9%

Tax equivalent net interest margin	4.52%	4.55%

Operating Results for Three Months Ended December 31, 2007
Compared to December 31, 2006

Net Interest Income
Net interest income for the quarter increased $2.850 million, or 6.3 percent, over the same period in 2006, and increased $1.216 million, or 2.6 percent, from the third quarter of 2007. Total interest income increased $5.568 million from the prior year’s quarter, or 7.6 percent, while total interest expense was $2.718 million, or 9.6 percent higher. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.52 percent which is 2 basis points higher than the third quarter of 2007, and 3 basis points lower than the 4.55 percent result for the fourth quarter of 2006. “We are pleased with the net interest margin results for the year, and especially the fourth quarter given industry trends in the costs of funding,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Fee income increased $1.687 million, or 17 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions. Gain on sale of loans increased $463 thousand, or 16 percent, from the fourth quarter of last year.

	Three months ended December 31,
Non-interest expense summary	2007	2006
($ in thousands)	(unaudited)	(audited)	$ change	% change

Compensation and employee benefits	$18,684	$18,377	$307	2%
Occupancy and equipment expense	5,042	4,471	571	13%
Outsourced data processing	710	766	(56)	-7%
Core deposit intangibles amortization	786	793	(7)	-1%
Other expenses	9,242	7,522	1,720	23%
Total non-interest expense	$34,464	$31,929	$2,535	8%

Non-interest Expense
Non-interest expense increased by $2.535 million, or 7.9 percent, from the same quarter of 2006. Compensation and benefit expense increased $307 thousand, or 1.7 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisition of North Side in 2007, new branches, as well as increased compensation, including commissions tied to increased production, and benefits, including health insurance. The number of full-time-equivalent employees has increased from 1,356 to 1,480, a 9.1 percent increase since December 31, 2006. Occupancy and equipment expense increased $571 thousand, or 13 percent, reflecting the acquisition of North Side, cost of additional branch locations and facility upgrades.

Other expenses increased $1.720 million, or 23 percent, primarily from additional marketing expenses, costs associated with new branch offices, and other general and administrative costs. The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 53 percent for the 2007 fourth quarter, compared to 55 percent for the prior quarter, and 54 percent for the 2006 fourth quarter.

	December 31,	December 31,
Credit quality information	2007	2006
($ in thousands)	(unaudited)	(audited)

Allowance for loan losses	$54,413	$49,259

Non-performing assets	13,288	8,894

Allowance as a percentage of non performing assets	409%	554%

Non-performing assets as a percentage of total bank assets	0.27%	0.19%

Allowance as a percentage of total loans	1.51%	1.53%

Net charge-offs as a percentage of loans	0.060%	0.021%

Allowance for Loan Loss and Non-Performing Assets
“All our Banks continue to focus a significant amount of time on maintaining our credit quality,” said Blodnick. “We have been very fortunate to date with these results and plan to continue working very hard to maintain this asset quality level.” Non-performing assets as a percentage of total bank assets at December 31, 2007 were at .27 percent, up from the third quarter results of .24, and up from .19 percent at December 31, 2006. These ratios compare favorably to the Federal Reserve Bank Peer Group average of .67 percent at September 30, 2007, the most recent information available. The allowance for loan losses was 409 percent of non-performing assets at December 31, 2007, down from 554 percent a year ago. The allowance, including $639 thousand from acquisitions, has increased $5.2 million, or 10.5 percent, from a year ago. The allowance of $54.413 million is 1.51 percent of December 31, 2007 total loans outstanding, down from 1.53 percent in the fourth quarter last year. The fourth quarter provision for loan losses expense was $2.960 million, an increase of $1.608 million from the same quarter in 2006. Charged off loans exceeded recovery of previously charged-off loans during the quarter by $1.2 million. Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Operating Results for Year Ended December 31, 2007
Compared to December 31, 2006

	Twelve months ended December 31,
Revenue summary	2007	2006
($ in thousands)	(unaudited)	(audited)	$ change	% change
Net interest income
Interest income	$304,760	$253,326	$51,434	20%
Interest expense	121,291	95,038	$26,253	28%
Net interest income	183,469	158,288	25,181	16%

Non-interest income
Service charges, loan fees, and other fees	45,486	37,072	8,414	23%
Gain on sale of loans	13,283	10,819	2,464	23%
Loss on sale of investments	(8)	(3)	(5)	167%
Other income	6,057	3,954	2,103	53%
Total non-interest income	64,818	51,842	12,976	25%
	$248,287	$210,130	$38,157	18%

Tax equivalent net interest margin	4.50%	4.44%

Net Interest Income
Net interest income for the year increased $25.181 million, or 16 percent, over 2006. Total interest income increased $51.434 million, or 20 percent, while total interest expense increased $26.253 million, or 28 percent. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.50 percent which is an increase of 6 basis points over the 4.44 percent for 2006. The net interest margin calculation has been revised to account for intercompany elimination entries and previously reported net interest margins have been adjusted to reflect such change.

Non-interest Income
Total non-interest income increased $12.976 million, or 25 percent in 2007. Fee income increased $8.414 million, or 23 percent, over last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer products and services offered. Gain on sale of loans increased $2.464 million, or 23 percent, from last year. Loan origination volume, especially in the first half of 2007, was robust versus historical standards. Other income increased $2.103 million, or 53 percent, over the same period in 2006. Such increase includes a gain of $1.6 million from the January 19, 2007 sale of Western Security Bank’s Lewistown branch, a regulatory requirement imposed to complete the acquisition of CDC.

	Twelve months ended December 31,
Non-interest expense summary	2007	2006
($ in thousands)	(unaudited)	(audited)	$ change	% change

Compensation and employee benefits	$79,070	$65,419	$13,651	21%
Occupancy and equipment expense	19,152	15,268	3,884	25%
Outsourced data processing	2,755	2,788	(33)	-1%
Core deposit intangibles amortization	3,202	2,024	1,178	58%
Other expenses	33,738	27,051	6,687	25%
Total non-interest expense	$137,917	$112,550	$25,367	23%

Non-interest Expense
Non-interest expense increased by $25.367 million, or 23 percent, from 2006. Compensation and benefit expense increased $13.651 million, or 21 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006 and North Side in 2007, de novo branches, increased compensation, including production based commissions, and benefits, including health insurance, and overtime associated with the merger and operating systems conversions in the first half of 2007. Included in 2007 are approximately $500,000 of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.’s subsidiaries. Occupancy and equipment expense increased $3.884 million, or 25 percent, reflecting the acquisitions, cost of additional locations and facility upgrades. Other expenses increased $6.687 million, or 25 percent, primarily from acquisitions, additional marketing expenses, costs associated with new branch offices and other general and administrative costs. The efficiency ratio (non-interest expense/net interest income plus non-interest income) increased to 56 percent from 54 percent during 2006.

Allowance for Loan Loss and Non-Performing Assets
The provision for loan loss expense was $6.680 million for 2007, an increase of $1.488 million, from 2006. Net charged off loans were $2.165 million, or .06 percent of loans, for 2007 which is higher than the $680 thousand of net charge offs, or .02 percent, in 2006

Cash dividend
On December 27, 2007, the board of directors declared a cash dividend of $.13 payable January 17, 2008 to shareholders of record on January 8, 2008, resulting in total 2007 declared dividends of $.50 which is an increase of 11 percent over the $.45 dividend declared last year.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven banking subsidiaries. These subsidiaries include seven Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
($ in thousands except per share data)	2007	2006
	(unaudited)	(audited)
Assets:
Cash on hand and in banks	$145,697	136,591
Federal funds sold	135	6,125
Interest bearing cash deposits	81,777	30,301
Investment securities, available-for-sale	700,324	825,637

Net loans receivable:
Real estate loans	725,854	789,843
Commercial loans	2,247,303	1,850,417
Consumer and other loans	638,378	574,523
Allowance for losses	(54,413)	(49,259)
Total loans, net	3,557,122	3,165,524

Premises and equipment, net	123,749	110,759
Real estate and other assets owned, net	2,043	1,484
Accrued interest receivable	26,168	25,729
Core deposit intangible, net	13,963	14,750
Goodwill	140,544	129,716
Other assets	26,051	24,682
	$4,817,573	4,471,298

Liabilities and stockholders' equity:
Non-interest bearing deposits	$788,087	829,355
Interest bearing deposits	2,396,391	2,378,178
Advances from Federal Home Loan Bank of Seattle	538,949	307,522
Securities sold under agreements to repurchase	178,041	170,216
Other borrowed funds	223,580	168,770
Accrued interest payable	13,281	11,041
Deferred tax liability	250	1,927
Subordinated debentures	118,559	118,559
Other liabilities	31,859	29,587
Total liabilities	4,288,997	4,015,155

Preferred shares, $.01 par value per share. 1,000,000 shares authorized
None issued or outstanding	-	-
Common stock, $.01 par value per share. 117,187,500 shares authorized	536	523
Paid-in capital	374,728	344,265
Retained earnings - substantially restricted	150,195	108,286
Accumulated other comprehensive income	3,117	3,069
Total stockholders' equity	528,576	456,143
	$4,817,573	4,471,298
Number of shares outstanding	53,646,480	52,302,820
Book value of equity per share	9.85	8.72

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
($ in thousands except per share data)	2007	2006	2007	2006
	(unaudited)	(audited)	(unaudited)	(audited)
Interest income:
Real estate loans	$14,405	15,280	59,664	52,219
Commercial loans	42,443	36,524	157,644	119,215
Consumer and other loans	12,498	11,417	48,105	40,284
Investment securities and other	9,771	10,328	39,347	41,608
Total interest income	79,117	73,549	304,760	253,326

Interest expense:
Deposits	20,673	17,744	81,459	58,147
Federal Home Loan Bank of Seattle advances	4,778	5,907	18,897	20,460
Securities sold under agreements to repurchase	1,821	2,053	7,445	6,618
Subordinated debentures	1,884	1,818	7,537	6,050
Other borrowed funds	1,762	678	5,953	3,763
Total interest expense	30,918	28,200	121,291	95,038

Net interest income	48,199	45,349	183,469	158,288
Provision for loan losses	2,960	1,352	6,680	5,192
Net interest income after provision for loan losses	45,239	43,997	176,789	153,096

Non-interest income:
Service charges and other fees	10,130	8,200	37,931	29,701
Miscellaneous loan fees and charges	1,660	1,903	7,555	7,371
Gain on sale of loans	3,330	2,867	13,283	10,819
Loss on sale of investments	-	-	(8)	(3)
Other income	1,117	1,056	6,057	3,954
Total non-interest income	16,237	14,026	64,818	51,842
Non-interest expense:
Compensation, employee benefits and related expenses	18,684	18,377	79,070	65,419
Occupancy and equipment expense	5,042	4,471	19,152	15,268
Outsourced data processing expense	710	766	2,755	2,788
Core deposit intangibles amortization	786	793	3,202	2,024
Other expenses	9,242	7,522	33,738	27,051
Total non-interest expense	34,464	31,929	137,917	112,550
Earnings before income taxes	27,012	26,094	103,690	92,388

Federal and state income tax expense	8,866	9,064	35,087	31,257
Net earnings	$18,146	17,030	68,603	61,131

Basic earnings per share	0.34	0.33	1.29	1.23
Diluted earnings per share	0.34	0.32	1.28	1.21
Dividends declared per share	0.13	0.12	0.50	0.45
Return on average assets (annualized)	1.51%	1.51%	1.49%	1.52%
Return on average equity (annualized)	13.74%	15.01%	13.82%	16.00%
Average outstanding shares - basic	53,681,922	52,241,656	53,236,489	49,727,299
Average outstanding shares - diluted	54,030,134	53,114,881	53,748,398	50,497,177

	For the Three months ended 12-31-07			For the Twelve months ended 12-31-07
		Interest	Average		Interest	Average
AVERAGE BALANCE SHEET	Average	and	Yield/	Average	and	Yield/
(Unaudited - $ in Thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
ASSETS
Real Estate Loans	$799,851	14,405	7.20%	$798,841	59,664	7.47%
Commercial Loans	2,099,362	42,443	8.02%	1,957,252	157,644	8.05%
Consumer and Other Loans	628,696	12,498	7.89%	604,234	48,105	7.96%
Total Loans	3,527,909	69,346	7.80%	3,360,327	265,413	7.90%
Tax -Exempt Investment Securities (1)	263,747	3,220	4.88%	272,042	13,427	4.94%
Other Investment Securities	564,589	6,551	4.64%	574,913	25,920	4.51%
Total Earning Assets	4,356,245	79,117	7.21%	4,207,282	304,760	7.24%
Goodwill and Core Deposit Intangible	154,727			149,934
Other Non-Earning Assets	264,911			248,866
TOTAL ASSETS	$4,775,883			$4,606,082

LIABILITIES AND STOCKHOLDERS' EQUITY
NOW Accounts	$478,743	1,208	1.00%	$461,341	4,708	1.02%
Savings Accounts	267,957	675	1.00%	268,175	2,679	1.00%
Money Market Accounts	789,332	6,835	3.44%	754,995	27,248	3.61%
Certificates of Deposit	1,006,664	11,955	4.71%	1,000,797	46,824	4.68%
FHLB Advances	399,639	4,778	4.74%	382,243	18,897	4.94%
Repurchase Agreements
and Other Borrowed Funds	460,743	5,467	4.71%	412,237	20,935	5.08%
Total Interest Bearing Liabilities	3,403,078	30,918	3.60%	3,279,788	121,291	3.70%
Non-interest Bearing Deposits	791,465			781,447
Other Liabilities	57,367			48,454
Total Liabilities	4,251,910			4,109,689

Common Stock	537			532
Paid-In Capital	373,921			361,003
Retained Earnings	146,142			132,352
Accumulated Other
Comprehensive Income	3,373			2,506
Total Stockholders' Equity	523,973			496,393
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$4,775,883			$4,606,082

Net Interest Income		$48,199			$183,469
Net Interest Spread			3.61%			3.54%
Net Interest Margin			4.39%			4.36%
Net Interest Margin (Tax Equivalent)			4.52%			4.50%
Return on Average Assets (annualized)			1.51%			1.49%
Return on Average Equity (annualized)			13.74%			13.82%

(1) Excludes tax effect on non-taxable investment security income